Exhibit 4.12

Novation Novation Agreement Nov 2019 Midatech - Revised Execution Copy- Signed NOVATION This NOVATION AGREEMENT (this “Novation”) is entered into as of the 18th February 2019, by and among Novartis Pharma AG (“Novartis”), Midatech Limited (“the Institution”), and Secura Bio, INC (“SecuraBio”), (“Novation Effective Date”). WITNESSETH: WHEREAS, Novartis and the Institution have entered into the Licence Agreement effective as of 5 July 2017 (the “Agreement”), with respect to a licence involving the Novartis compound Panobinistat and certain patents associated therewith as defined under section 1.58 of the Agreement (“Licensed Patents”); WHEREAS, SecuraBio and Novartis have entered into a certain Asset Purchase Agreement, dated as of 19 February 2019 (the “Asset Purchase Agreement”), pursuant to which Novartis agreed to transfer and assign certain assets and business related to its compound Panobinistat and the Licensed Patents in the manner and on the terms as set out in the Agreement and which transfer and assignment became effective as of the date of closing on 1 March 2019 (the “Transfer and Assignment Effective Date”); and WHEREAS, in connection with the Asset Purchase Agreement, and subject to the terms and conditions of this Novation, Novartis desires to relinquish, assign, transfer, convey and deliver to SecuraBio, and SecuraBio desires to acquire, accept and assume, all of Novartis’s rights, obligations, title and interest in and to the Agreement, save and except the rights, title and interest set out under section 4.5 of the Agreement regarding the Voucher Payment as defined in the Agreement and the fifty percent payment obligation by Midatech in case of the Contingent Voucher Proceeds, also as defined in the Agreement which shall continue to be governed by the terms and conditions of the Agreement and which Midatech shall release directly to Novartis in the event that any such payment obligation materializes, (together known as the “Midatech Voucher Payments”), which rights, title and interests shall be retained by Novartis and which shall, for the purposes of this agreement, be known as, the “Excluded Rights, Title and Interest”). NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in this Novation, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows: 1. Effective as of the Novation Effective Date, Novartis hereby relinquishes, assigns, transfers, conveys and delivers to SecuraBio, and SecuraBio hereby acquires, accepts and assumes from Novartis all of Novartis’s rights, obligations, title and interest in and to the Agreement (save and except rights, obligations, title and interest pertaining to the Excluded Rights, Title and Interest), including any costs associated therewith, and SecuraBio undertakes to observe, perform under, and to be bound by the terms of, the Agreement as if SecuraBio had at all times been a party to the Agreement in place of Novartis. 2. Effective as of the Novation Effective Date, the Institution hereby releases and discharges Novartis from all obligations and liabilities of Novartis under the Agreement, effective as of the Novation Effective Date, and all claims and demands whatsoever in respect thereof and accepts the performance thereof by SecuraBio in place of performance by DocuSign Envelope ID: 61F857A2-AD34-4EA6-B247-6D243F7387BE